EXHIBIT 99.1

PRIVATEBANCORP, INC.

STRATEGIC LONG-TERM INCENTIVE COMPENSATION PLAN

(Effective October 31, 2007)

1.
Purpose.  The purpose of the PrivateBancorp, Inc. Strategic Long-Term Incentive Compensation Plan is to benefit the Corporation and its Subsidiaries by enabling the Corporation to offer certain officers and employees of the Corporation and its Subsidiaries stock incentives and other equity interests in the Corporation as an inducement to their agreement to accept an offer of employment with the Corporation or a Subsidiary, thereby providing them a stake in the growth of the Corporation and encouraging them to accept and continue in the service of the Corporation and its Subsidiaries.

2.	Definitions.

(a)
“Award” includes, without limitation, Stock Options, Stock Appreciation Rights, Performance Share or Unit awards, Dividend or Equivalent Rights, Stock Awards, Restricted Share or Unit awards, Cash Awards or other awards (“Other Incentive Awards”) that are valued in whole or in part by reference to, or are otherwise based on, the Corporation’s Common Stock or other factors, all on a stand alone, combination or tandem basis, as described in or granted under this Plan.

(b)	“Award Agreement” means a writing provided by the Corporation to each Participant setting forth the terms and conditions of each Award made under this Plan.

(c)	“Board” means the Board of Directors of the Corporation.

(d)	“Cash Award” has the meaning specified in Section 6(h).

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan.

(g)	“Common Stock” means the Common Stock, no par value, of the Corporation.

(h)	“Corporation” means PrivateBancorp, Inc., a Delaware corporation.

(i)	“Dividend or Equivalent Rights” has the meaning specified in Section 6(e).

(j)	“Effective Date” has the meaning specified in Section 14.

(k)	“Employee” means an employee of the Corporation or a Subsidiary.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)
“Fair Market Value” means the closing price for the Common Stock as reported by the NASDAQ Global Select Market on the relevant valuation date or, if there were no sales on the valuation date, on the next succeeding date on which such selling prices were recorded; provided, however, that the Committee may modify the definition of Fair Market Value with respect to any particular Award.

(n)	“Other Incentive Award” has the meaning specified in Section 2(a).

(o)	“Participant” means an Employee who has been granted an Award under the Plan.

(p)	“Performance Criteria” has the meaning in Section 7.

(q)	“Performance Share” has the meaning specified in Section 6(c).

(r)	“Performance Unit” has the meaning specified in Section 6(d).

(s)	“Plan” means this PrivateBancorp, Inc. Strategic Long-Term Incentive Compensation Plan.

(t)	“Plan Year” means a twelve-month period beginning with January 1 of each year.

(u)	“Previously-Acquired Shares” means shares of Common Stock acquired by the Participant or any beneficiary of Participant other than pursuant to an Award under this Plan.

(v)
“Restriction Period” means a period of time beginning as of the date upon which an Award subject to restrictions or forfeiture provisions is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

(w)	“Restricted Share” has the meaning specified in Section 6(c).

(x)	“Restricted Unit” has the meaning specified in Section 6(d).

(y)	“Stock Appreciation Right” has the meaning specified in Section 6(b).

(z)	“Stock Award” has the meaning specified in Section 6(f).

(aa)	“Stock Option” has the meaning specified in Section 6(a).

(bb)
“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of at least 50% by reason of stock ownership or otherwise.

3.	Eligibility. Any Employee selected by the Committee is eligible to receive an Award.

4.	Plan Administration.

(a)
Except as otherwise determined by the Board, the Plan shall be administered by the Committee.  The Committee shall make determinations with respect to the participation of Employees in the Plan and, except as otherwise required by law or this Plan, the terms of Awards, including vesting schedules, price, length of relevant performance, Restriction Period, option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate.

(b)
The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements, to decide all questions of fact arising in its application and to make all other determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons.  To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act, a member or members of the Committee may recuse himself or themselves from any action, in which case action taken by the majority of the remaining members shall constitute action by the Committee.  No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Certificate of Incorporation, By-Laws, by agreement or otherwise as may be amended from time to time.

(c)
To the extent permitted under the Delaware law, the Committee may, by a resolution adopted by the Committee, authorize one or more officers of the Corporation to do one or more of the following:  (i) designate officers and employees of the Corporation or any of its Subsidiaries to be recipients of an Award under this Plan, (ii) determine the amount, terms, conditions, and form of any such Awards and (iii) take such other actions which the Committee is authorized to take under this Plan; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of shares of Common Stock or cash payable under such Awards which such officer or officers may so award; provided, further, however, that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who at the time of such Awards or action are subject to Section 16 of the Exchange Act.  Further, the Committee may not authorize an officer to designate himself or herself as a recipient of any such Awards.  To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or otherwise, the Board may act as the Committee hereunder.

5.	Stock Subject to the Provisions of the Plan.

(a)
The stock subject to the provisions of this Plan may be shares of authorized but unissued Common Stock, treasury shares held by the Corporation or any Subsidiary, or shares acquired by the Corporation through open market purchases or otherwise.  Subject to adjustment in accordance with the provisions of Section 11, the total number of shares of Common Stock which may be issued under the Plan or with respect to which Awards may be granted shall not exceed 5,000,000 shares.  To the extent that shares of Common Stock subject to an outstanding Award are not issued by reason of the forfeiture, termination, surrender, cancellation or expiration while unexercised of such award, by reason of the tendering or withholding of shares by either actual delivery or by attestation to pay all or a portion of the purchase price or to satisfy all or a portion of the tax withholding obligations relating to an award, by reason of being settled in cash in lieu of Common Stock or settled in a manner such that some or all of the shares covered by the Award are not issued to a Participant, or being exchanged for a grant under this Plan that does not involve Common Stock, then such shares shall immediately again be available for issuance under this Plan.

(b)	The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate.

(c)
Shares of Common Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Corporation or any of its Subsidiaries shall not reduce the number of shares of Common Stock available under this Plan.

(d)	To the extent provided by the Committee, any Award may be settled in cash rather than Common Stock.

(e)
If an Award is granted in tandem with a Stock Appreciation Right, such that the exercise of the Award right or Stock Appreciation Right with respect to a share of Common Stock cancels the tandem Stock Appreciation Right or Award right, respectively, with respect to such share, the tandem Award right and Stock Appreciation Right with respect to each share of Common Stock shall be counted as covering but one share of Common Stock for purposes of applying the limitations of this paragraph (e).

6.	Awards under this Plan. As the Board or Committee may determine, the following types of Awards may be granted under this Plan on a stand-alone, combination or tandem basis:

(a)
Stock Option.  A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of such Award.

(b)
Stock Appreciation Right.  A right to receive the excess of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised over the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted.

(c)	Restricted and Performance Share. A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, and/or in the case of Performance Shares subject to performance standards established pursuant to Section 7 below, for such periods of time as the Committee may determine.

(d)
Restricted and Performance Share Unit.  A fixed or variable share or dollar denominated unit subject to such conditions of vesting, and time of payment, and/or in the case of Performance Share Units, performance standards established pursuant to Section 7 below, as the Committee may determine, which are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock and which may be paid in Common Stock, cash or a combination of both.

(e)	Dividend or Equivalent Right. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

(f)	Stock Award. An unrestricted transfer of ownership of Common Stock.

(g)
Awards under Deferred Compensation or Similar Plans.  The right to receive Common Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation or similar plan established from time to time by the Corporation.

(h)
Cash Award.  An award denominated in cash that may be earned pursuant to the achievement of Performance Criteria set forth in Section 7 during a performance cycle period equal to one Plan Year or such other period of time as determined by the Committee or that may be earned under the Corporation’s annual bonus, multi-year bonus or other incentive or bonus plans.

(i)
Other Incentive Awards.  Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by the Corporation or any Subsidiary of a new or start-up business or facility.

7.
Performance-Based Awards.  The Committee may from time to time, establish Performance Criteria with respect to an Award.  The Performance Criteria or standards for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the period in which the Committee permitted such Participant to satisfy or achieve such Performance Criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to one or more of the following:  earnings, revenue growth, growth in earnings per share, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity, asset growth, deposit growth, loan growth, asset quality levels, growth in the Fair Market Value of the Common Stock or assets, investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives.  Performance Criteria may include or exclude (provided such inclusion or exclusion, as the case may be, is in writing) extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings and strategic loan loss provisions.  Such Performance Criteria may be particular to a line of business, Subsidiary or other unit or may be based on the performance of the Corporation generally.

8.
Award Agreements.  Each Award under the Plan shall be evidenced by an Award Agreement.  Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between the Corporation and the Participant as to the terms and conditions of the Award.

9.	Other Terms and Conditions.

(a)
No Assignment; Limited Transferability of Stock Options.  Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the Stock Options granted to a Participant to be on terms, that permit transfer by such Participant to:

(i)	the spouse, children or grandchildren of the Participant (“Immediate Family Members”);

(ii)	a trust or trusts for the exclusive benefit of the Participant or such Immediate Family Members (or both); or

(iii)	a partnership in which the Participant or such Immediate Family Members (or both) are the only partners, provided that:

(A)	there may be no consideration for any such transfer;

(B)	the Award Agreement pursuant to which such Stock Options are granted expressly provides for transferability in a manner consistent with this Section 9(a); and

(C)	subsequent transfers of transferred Stock Options shall be prohibited except those in accordance with this Section 9(a).

Following transfer, any such Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 9(a) hereof the term “Participant” shall be deemed to refer to the transferee.  The provisions of the Stock Option relating to the period of exercisability and expiration of the Stock Option shall continue to be applied with respect to the original Participant, and the Stock Options shall be exercisable or received by the transferee only to the extent, and for the periods, set forth in said Stock Option.

(b)
Beneficiary Designation.  Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Committee during his lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.

(c)
Termination of Employment.  The disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment shall be as determined by the Committee and set forth in the Award Agreement.

(d)
Rights as a Stockholder.  A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record; provided, however, that Participants holding Restricted Shares may exercise full voting rights with respect to those shares during the Restriction Period.

(e)
Dividends and Dividend Equivalents.  Rights to dividends and Dividend Equivalents may be extended to and made a part of any Award, subject to such terms, conditions and restrictions as the Committee may establish.  The Committee may also establish rules and procedures for the crediting of Dividend Equivalents for Awards.

(f)
Payments by Participants.  The Committee may determine that Awards for which a payment is due from a Participant may be payable:  (i) in cash by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of previously acquired shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) through a simultaneous exercise of the Participant’s Award and sale of the shares thereby acquired pursuant to a brokerage arrangement approved in advance by the Committee to assure its conformity with the terms and conditions of the Plan; (iv) by a combination of the methods described in (i), (ii) and (iii) above; or (v) by such other methods as the Committee may deem appropriate.

(g)
Withholding.  Except as otherwise provided by the Committee in the Award Agreement or otherwise (i) the deduction of withholding and any other taxes required by law shall be made from all amounts paid in cash, and (ii) in the case of the exercise of Stock Options or payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld in cash prior to receipt of such stock, or alternatively, the Corporation may require or permit the Participant to elect to have withheld a number of shares the Fair Market Value of which equals the minimum statutory withholding tax required be withheld from the shares to be received upon such exercise or payment or deliver such number of Previously-Acquired Shares of Common Stock.

(h)
Deferral.  To the extent provided by the Committee in the Award Agreement or otherwise, the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due under any Award other than a Stock Option or Stock Appreciation Right may be deferred pursuant to an applicable deferral plan established by the Corporation or a Subsidiary.  The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.

(i)
Other Restrictions.  The Committee shall impose such other restrictions on any Awards granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal or state securities laws, post-vesting or exercise holding periods, or requirements to comply with restrictive covenants, and may legend the certificates issued in connection with an Award to give appropriate notice of any such restrictions. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

(j)
Code Section 409A.  Anything under the Plan to the contrary notwithstanding, to the extent applicable, it is intended that the Plan shall comply with the provisions of Section 409A of the Code and the Plan and all applicable Awards be construed and applied in a manner consistent with this intent.  In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company or applicable Subsidiary, shall not be paid until the earlier of (x) the date that is six months following such separation from service or (y) the date of the Participant’s death following such separation from service.

10.
Amendments, Modification and Termination.  The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation.  No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

11.
Adjustment.  The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares of Common Stock set forth in the limitation in Section 5(e), the number of shares of Common Stock covered by each outstanding Award, and the price per share of Common Stock in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.  The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

12.
Rights as Employees.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Corporation or a Subsidiary.  Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

13.
Governing Law.  To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Delaware, provided, however, that in the event the Corporation’s state of incorporation shall be changed, then the law of the new state of incorporation shall govern.

14.
Effective Date and Term.  The effective date of the Plan is October 31, 2007 (the “Effective Date”), the date the Plan was adopted by the Board.  The Plan shall remain in effect until terminated by the Board; provided, however, that no Awards shall be granted under this Plan on or after December 31, 2009.